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                     May 3, 2024

       Fanghan Sui
       Chief Executive Officer
       Battery Future Acquisition Corp.
       8 The Green, #18195
       Dover, DE 19901

                                                        Re: Battery Future
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 26,
2024

       Dear Fanghan Sui:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey M. Gallant